Exhibit No. 99.1

PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Reports First Quarter Fiscal 2008 Financial Results
Montvale, NJ, November 6, 2007 . . . Datascope Corp. (NASDAQ: DSCP) today reported financial results for the first quarter of fiscal 2008.
The Company reported net earnings for the first quarter of $11.8 million, or $0.76 per diluted share, which included an after-tax gain of $7.8 million, or $0.50 per diluted share, from the sale of its investment in Masimo Corporation. Net earnings in the same period last year were $4.5 million, or $0.29 per diluted share. Excluding the gain on sale of the investment, first quarter 2008 net earnings on a non-GAAP basis were $4.0 million, or $0.26 per diluted share.
Consolidated sales for the first quarter of fiscal 2008 were $87.3 million compared with $87.2 million in the comparable quarter last year. Favorable foreign currency translation contributed $1.2 million to sales in the first quarter of fiscal 2008.
“We have made significant progress in areas that we believe position Datascope for sustainable and profitable growth, only a portion of which was reflected in our first quarter results,” said Lawrence Saper, Chairman and CEO of Datascope. “We are excited about the introduction of NetGuard™, our revolutionary new monitoring system that promises to open a large and entirely new segment in the patient monitoring market. NetGuard is the latest innovation produced by our strong emphasis on investment in new product development. Our R&D pipeline continues strong, with other exciting new products in development.”
“We’ve also strengthened our management team by promoting Dr. Antonino Laudani to the newly-established position of Chief Operating Officer. The COO role strengthens our core management structure. It also brings Dr. Laudani’s considerable global expertise to the Company as a whole. We believe the combined contributions of growing revenue from new products, our strong R&D pipeline, the Artema acquisition, the launch of Datascope Japan K.K., and the stronger management team will lead to improved Datascope performance in fiscal 2008 and beyond, thereby creating greater value for our stockholders,” added Saper.
•	Cardiac Assist: First quarter sales were $39.6 million, a decrease of 6% from the comparable quarter last year, which was primarily attributable to lower sales of intra-aortic balloon pumps (IABPs).

The Company believes that the decline in balloon pump sales in the first quarter, after record sales in last year’s fourth quarter, resulted from uneven order flows that are frequently associated with the introduction of major product upgrades.

In addition, sales to Edwards Lifesciences Ltd., Datascope’s distributor of IABP products in Japan, were lower because of Edwards’ planned withdrawal from the Japanese IABP market at the end of calendar 2007, as part of its continued efforts to focus on its critical care business. In connection with the Edwards withdrawal, Datascope previously announced that it had formed Datascope Japan K.K., a wholly-owned subsidiary, to manage Datascope’s IABP business in Japan, and appointed USCI Holdings Ltd., one of the premier medical device sales organizations in Japan, to distribute Datascope’s IABP products in Japan. Datascope Japan K.K. will be responsible for import, product service, sales support and product surveillance of the IABP business.

During the first quarter, the Company increased sales of IABPs in Europe, the Middle East and Africa (EMEA) and increased sales of intra-aortic balloons due to strong demand in international markets and contribution from the new Sensation™ 7 Fr. fiber-optic balloon catheter, which began shipping in June 2007. Sales of the Safeguard™ pressure-assist device also continued to grow.

•	Patient Monitoring: First quarter sales were $38.1 million, an increase of 11% compared to the same period last year. The increase in Patient Monitoring sales was primarily due to strong sales growth of Panorama® central monitoring systems and Artema sales of gas modules, which are currently running at an annualized rate of $11 million. Worldwide orders for Patient Monitoring products grew 25% (17% excluding Artema) in the first quarter reflecting strong demand for both central monitoring systems and bedside monitors.

In early October 2007, Datascope announced the launch of NetGuard, the first system designed specifically to protect the unmonitored hospital population in the event of a dangerous or life-threatening heart rhythm. NetGuard features a one-ounce wireless EKG monitor, also believed to be the first of its kind.

An estimated 100 million or more patients annually are either not monitored at all or monitored only in conjunction with surgical or other clinical procedures. It is estimated that tens of thousands of unmonitored patients die each year as a result of dangerous heart rhythms that are not related to the natural course of a patient’s illness. Continuous monitoring allows immediate detection and early treatment of such heart rhythms and has been shown to significantly increase survival. Greater application of continuous monitoring, however, has been discouraged by the cost and complexity of conventional monitoring and related staff required. Datascope’s NetGuard was conceived to increase patient safety by removing these barriers to continuous monitoring.

NetGuard is intended to provide cost effective and potentially life saving monitoring to patients who are not currently monitored. As such, it has the potential to create a new, significant market in monitoring currently unmonitored patients. The Company noted that the initial response of healthcare professionals at recent conferences to NetGuard has been very encouraging.
Datascope is currently training sales personnel on NetGuard and has reached agreement with a leading U.S. teaching hospital for the first NetGuard installation.

•	InterVascular: First quarter sales increased 13% over the same period last year to $7.8 million. The increase was principally due to sales of peripheral vascular stent products obtained under the Company’s five-year exclusive distribution agreement with the Sorin Group of Milan, Italy. As previously disclosed, Datascope has an option to acquire these products.

Sales of vascular grafts decreased 2% as a result of reduced sales to the Company’s exclusive U.S. distributor. This was partially offset by increased sales in emerging markets, which helped to offset the loss of market share from the continued growth of less invasive therapies and competitive pricing pressure in the European markets.
Sale of Investment in Masimo
On August 13, 2007, Masimo Corporation completed its initial public offering and, concurrently, the Company sold substantially all of its investment in Masimo, resulting in a pretax gain on the sale of approximately $13.2 million, $7.8 million after tax, or $0.50 per diluted share.
Balance Sheet
The Company continued to maintain its strong financial position in the first quarter with cash and marketable securities increasing by $21 million to $69 million. The current ratio was 2.9:1 and the Company continues to operate with no debt. As previously announced, Datascope’s Board of Directors declared a regular quarterly cash dividend of $0.10 per share and a special dividend of $1.00 per share (a substantial portion of the net proceeds from the sale of the Company’s investment in Masimo).
The Company noted that over the past 4 years, Datascope has returned to its stockholders approximately $96 million in regular quarterly cash dividends and special dividends.
Conference Call
Datascope will hold a conference call and webcast to discuss its first quarter fiscal 2008 financial results on November 6, 2007, at 5:30 P.M. ET. To access the conference call, please dial (800) 289-0493. You may also access the webcast of the conference call on the Company’s website, www.datascope.com.
Non-GAAP Measures
Datascope prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP. In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful period-over-period comparison of the Company’s financial performance, the Company uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between U.S. GAAP and non-GAAP financial measures are reconciled below. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors, analysts and other interested parties in evaluating the Company’s underlying business performance on a comparable basis with past and future reported earnings per share. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. These non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the Company’s performance will not improve, that NetGuard does not have the potential to create a new, significant market in monitoring currently unmonitored patients, that we are not the first Company to address this market, that NetGuard will not be a significant opportunity for new growth, and that market conditions may change, particularly as the result of competitive activity in the markets served by the Company, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

Datascope Corp. and Subsidiaries
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006
Net sales	$87,300	$87,200
Cost of sales	39,097	37,233

Gross profit	48,203	49,967

Operating expenses:
Research and development expenses	9,040	8,654
Selling, general and administrative expenses	33,480	35,173

	42,520	43,827

Operating earnings	5,683	6,140

Other (income) expense:
Interest income	(609)	(728)
Interest expense	68	29
Gain on sale of investment	(13,173)	—
Other, net	69	93

	(13,645)	(606)

Earnings before income taxes	19,328	6,746

Income taxes	7,536	2,213

Net earnings	$11,792	$4,533

Earnings per share, basic	$0.77	$0.30

Weighted average number of common shares outstanding, basic	15,347	15,235

Earnings per share, diluted	$0.76	$0.29

Weighted average number of common shares outstanding, diluted	15,483	15,423

Datascope Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	September 30,	June 30,
	2007	2007
Assets
Current assets:
Cash and cash equivalents	$16,060	$15,780
Short-term investments	38,992	23,681
Accounts receivable less allowance for doubtful accounts of $2,570 and $2,603	79,133	85,553
Inventories	63,836	59,455
Prepaid income taxes	—	2,293
Prepaid expenses and other current assets	12,287	11,167
Current deferred taxes	7,302	7,238

Total current assets	217,610	205,167

Property, plant and equipment, net of accumulated depreciation of $103,457 and $100,760	83,846	82,812
Long-term investments	15,273	14,346
Intangible assets, net	26,094	26,074
Goodwill	13,633	12,860
Other assets	35,708	34,897

	$392,164	$376,156

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,700	$18,386
Dividends payable	16,959	1,563
Accrued expenses	13,869	16,098
Accrued compensation	12,270	17,422
Deferred revenue	4,162	4,380
Income taxes payable	7,838	—

Total current liabilities	75,798	57,849

Other liabilities	27,763	25,220

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $1.00 per share:
Authorized 5,000 shares; Issued, none	—	—
Common stock, par value $0.01 per share:
Authorized, 45,000 shares;
Issued, 18,873 and 18,867 shares	189	189
Additional paid-in capital	109,728	109,384
Treasury stock at cost, 3,521 shares	(107,037)	(107,037)
Retained earnings	286,754	294,765
Accumulated other comprehensive loss:
Cumulative translation adjustments	4,813	1,899
Pension plan adjustments	(5,726)	(5,827)
Unrealized loss on available-for-sale securities	(118)	(286)

Total stockholders’ equity	288,603	293,087

	$392,164	$376,156

Datascope Corp. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006
Net earnings as reported	$11,792	$4,533
Less: Gain on sale of investment, net of tax	(7,791)	—

Net earnings as adjusted (non-GAAP)	$4,001	$4,533

Earnings per share, diluted, as reported	$0.76	$0.29
Less: Gain on sale of investment, net of tax	(0.50)	—

Earnings per share, diluted, as adjusted (non-GAAP)	$0.26	$0.29

Shares used in per share calculation	15,483	15,423